PATHFINDER BANCORP, INC.
PATHFINDER BANK

EMPLOYMENT AGREEMENT

This Agreement is made effective as of the 23rd day of December 2008, by and between Pathfinder Bank (the “Bank”), a New York chartered stock savings bank, with its principal administrative office at 214 West First Street, Oswego, New York 13126-2547, jointly with Pathfinder Bancorp, Inc, the sole stockholder of the Bank, and Edward A. Mervine (the “Executive”). Any reference to “Company” herein shall mean Pathfinder Bancorp, Inc. or any successor thereto. Any reference to “Employer” herein shall mean both the Bank and the Company or any successors thereto.

WHEREAS, the Executive and Employer entered into an employment agreement dated on the February 9, 2004 (the “Original Agreement”), pursuant to which the Executive was employed as Vice-President and General Counsel of the Employer; and

WHEREAS, Section 409A of the Internal Revenue Code (the “Code”), effective January 1, 2005, requires deferred compensation arrangements, including those set forth in employment agreements, to comply with its provisions and restrictions and limitations on payments of deferred compensation; and

WHEREAS, Code Section 409A and the final regulations issued thereunder necessitate changes to the Original Agreement; and

WHEREAS, Executive has agreed to such changes; and

WHEREAS, the parties hereto desire to set forth the terms of the revised Agreement and the continuing employment relationship of the Employer and Executive.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as Senior Vice-President and General Counsel of the Bank and as Vice-President and General Counsel of the Company. During said period, Executive also agrees to serve, if elected, as an officer and director of the Bank, the Company and of any subsidiary or affiliate of the Employer. Failure to reelect Executive as Senior Vice-President and General Counsel of the Bank and the Company without the consent of the Executive during the term of this Agreement shall constitute a breach of this Agreement.

2.TERMS AND DUTIES

(a)           The period of Executive’s employment under this Agreement shall begin as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice is provided to Executive, at least ten (10) days and not more than thirty (30) days prior to any such anniversary date, that his employment shall cease at the end of thirty-six (36) months following such anniversary date. Prior to each notice period for non-renewal, the disinterested members of the Board of Directors of the Bank (“Board”) will conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting,

(b)           During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the legal needs of the Employer, provided however that Executive hold any offices or positions in, companies or organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement. Moreover, the Executive may continue to practice law independently of his employment provided (1) said practice does not routinely require in excess of 10 hours per week of the executive’s time and (2) does not present a conflict of interest to the Bank unless said conflict is waived by the Bank or Employer.

3.COMPENSATION AND REIMBURSEMENT

(a)           The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Bank shall pay Executive as compensation a salary of not less than $137,000 per year (“Base Salary”).  Such Base Salary shall be payable biweekly. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually.  Such review shall be conducted by a Committee designated by the Board, and the Board may increase Executive’s Base Salary.  In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

(b)           The Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

(c)           In addition to the Base Salary provided for by paragraph (a) of this Section 3, the Employer shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

(d)           Compensation and reimbursement to be paid pursuant to paragraphs (a), (b) and (c) of this Section 3 shall be paid by the Bank and the Company, respectively, on a pro rata basis based upon the amount of service the Executive devotes to the Bank and Company, respectively.

4.           PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

(a)           The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i) the termination by the Bank or the Company of Executive’s full-time employment hereunder for any reason other than:

(A)           Disability or Retirement as defined in Section 6 below,

(B)           a Change in Control, as defined in Section 5(a) hereof, or

(C)           Termination for Cause as defined in Section 7 hereof; or

(ii)  Executive’s resignation from the Bank’s or the Company’s employ, upon any:

(A)	failure to elect or reelect or to appoint or reappoint Executive as Vice-President and General Counsel,

(B)
material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above,

(C)
a relocation of Executive’s principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement,

(D)	liquidation or dissolution of the Bank or Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or

(E)           breach of this Agreement by the Bank.

 Upon the occurrence of any event described in clauses (ii)(A), (B). (C), (D), or (E), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon thirty (30) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Employer, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 4 by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Employer and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D), and (E) above.  The Bank shall have at least thirty (30) days to remedy any condition set forth in clause (ii)(A) through (E), provided, however, that the Employer shall be entitled to waive such period and make an immediate payment hereunder.

(b)           Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Employer shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three (3) times the sum of (i) Base Salary and (ii) the highest rate of bonus awarded to the Executive during the prior three years, provided, however, that if the Employer is not in compliance with its minimum capital requirements or if such payments would cause the Employer’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Employer is in capital compliance.  All amounts payable to Executive shall be paid in a lump sum within thirty (30) days following the Date of Termination, or if Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then to the extent necessary to avoid penalties under Code Section 409A, such payment will be made on the first business day of the seventh month following the Date of Termination. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

(c)           Notwithstanding the provisions of Sections 4(a) and (b), and in the event that there has not been a Change in Control as defined in Section 5(a) nor an Event of Termination, as defined in Section 4(a), upon the voluntary termination by the Executive upon giving sixty days notice to the Employer (which itself shall not be deemed to constitute an “Event of Termination” as defined), the Employer, at the discretion of the Board of Directors, shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a severance payment in an amount to be determined by the Board of Directors at the time of such voluntary termination by the Executive.  Such severance payment shall not exceed three (3) times the average of the three preceding years’ Base Salary, including bonuses and any other cash compensation paid to the Executive during such years, and the amount of any benefits received pursuant to any employee benefit plans, on behalf of the Executive, maintained by the Employer during such years; provided, however, that if the Employer is not in compliance with its minimum capital requirements or if such payments would cause the Employer’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Employer is in capital compliance, and provided further, that in no event shall total severance compensation from all sources exceed three times the Executive’s Base Salary for the immediately preceding year.  All amounts payable to Executive shall be paid in a lump sum within thirty (30) days following the Date of Termination, or if Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then to the extent necessary to avoid penalties under Code Section 409A, such payment will be made on the first business day of the seventh month following the Date of Termination.  Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

(d)           Upon the occurrence of an Event of Termination, the Employer will cause to be continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Employer for Executive prior to his termination, provided that such benefits shall not be provided in the event they should constitute an unsafe or unsound banking practice relating to executive compensation and employment contracts pursuant to applicable regulations, as is now or hereafter in effect. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

(e)           Upon the occurrence of an Event of Termination, Executive shall become fully vested in and entitled to all benefits granted to him pursuant to any stock option plan of the Bank or Company.

(f)           Upon the occurrence of an Event of Termination, Executive shall become fully vested in and entitled to all benefits granted to him pursuant to any nonqualified deferred compensation plan of the Bank or Company applicable to him, if any.

(g)           Upon the occurrence of an Event of Termination, the Executive shall become fully vested in and entitled to all benefits awarded to him under the Bank’s or the Company’s recognition and retention plan or any restricted stock plan in effect.

(h)           For purposes of Section 4, Event of Termination and voluntary termination of employment shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

5.CHANGE IN CONTROL

(a)           No benefit shall be payable under this Section 5 unless there shall have been a Change in Control of the Bank or Company. For purposes of this Agreement, a “Change in Control” of the Bank or Company shall mean a change in control of a nature that (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners Loan Act, as amended, and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control (collectively, the “HOLA”): or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Employer’s employee stock ownership plan or trust; or (b) individuals who constitute the Company’s Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations or financial institutions, and as a result such proxy solicitation a plan of reorganization, merger consolidation or similar transaction involving the Company is approved by the requisite vote of the Company’s stockholders; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror. Notwithstanding anything to the contrary herein, a “Change in Control” of the Bank or the Company shall not be deemed to have occurred in the event of a conversion of Pathfinder Bancorp, MHC to stock holding company form.

(b)           If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred, Executive shall be entitled to the benefits provided in paragraphs (c), (d), (e), (f), (g) and (h) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement, regardless of whether such termination results from (i) his resignation or (ii) his dismissal upon the Change in Control.

(c)           Upon the occurrence of a Change in Control followed by the Executive’s termination of employment, the Employer shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of the payments due for the remaining term of the Agreement or 2.99 times the average of the five preceding years’ Base Salary, including bonuses and any other cash compensation paid to the Executive during such years, and the amount of any contributions made to any employee benefit plans, on behalf of the Executive, maintained by the Employer during such years, (hereinafter referred to as “Payment”).  Such Payment shall be payable to Executive in a lump sum within thirty (30) days following the Date of Termination, or if Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then to the extent necessary to avoid penalties under Code Section 409A, such Payment will be made on the first business day of the seventh month following the Date of Termination.

(d)           Upon the occurrence of a Change in Control followed by the Executive’s termination of employment, the Employer will cause to be continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Employer for Executive prior to his severance. Such coverage and payments shall cease upon the expiration of thirty-six (36) months.

(e)           Upon the occurrence of a Change in Control, Executive shall become fully vested in and entitled to all benefits granted to him pursuant to any stock option plan of the Bank or Company.

(f)           Upon the occurrence of a Change in Control, Executive shall become fully vested in and entitled to all benefits granted to him pursuant to any non-qualified deferred compensation plan of the Bank or Company, applicable to him, if any.

(g)           Upon the occurrence of a Change in Control, the Executive shall become fully vested in and entitled to all benefits awarded to him under the Bank’s or the Company’s Recognition and Retention Plan or any restricted stock plan in effect.

(h)           Notwithstanding the preceding paragraphs of this Section 5, in the event that:

(i)
the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code or any successor thereto, and

(ii)
if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to the total amount of payments permissible under Section 280G of the Internal Revenue Code or any successor thereto, then the Termination Benefits to be paid to Executive shall be so reduced so as to be a Non-Triggering Amount.

(i)           Notwithstanding the foregoing, there will be no reduction in the Payment otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

(j)           Any payments made to Executive by the Bank pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1818(k) and any applicable regulations promulgated thereunder.

(k)           The Executive shall not be entitled to immediately receive Payment pursuant to this Section 5 if the Employer is not in compliance with its minimum capital requirements or if such Payment would cause the Employer’s capital to be reduced below its minimum capital requirements. In such event, Payment shall be deferred until such times as the Employer is in capital compliance and provided further, that in such event the Payment shall not exceed three times the Executive’s Base Salary for the immediately preceding year.

(l)           For purposes of Section 5, termination of employment shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

6.TERMINATION UPON RETIREMENT, DISABILITY, OR DEATH

(a)           Termination by the Employer of the Executive based on “Retirement” shall mean termination in accordance with the Employer’s retirement policy or in accordance with any retirement arrangement established with Executive’s consent with respect to him. Upon termination of Executive upon Retirement, no amounts or benefits shall be due to Executive under this Agreement, and Executive shall be entitled to all benefits for which he is eligible under any retirement plan of the Employer and other plans to which Executive is a party.

(b)           “Disability” or “Disabled” shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer; or (iii) Executive is determined to be totally disabled by the Social Security Administration.  In the event the Executive is determined to be “Disabled,” the Employer may terminate this Agreement, provided that the Employer shall continue to be obligated to pay the Executive his Base Salary for one year and provided further that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Employer has provided or may provide on behalf of its employees or pursuant to any workman’s or social security disability program shall not reduce the compensation to be paid to the Executive pursuant to this paragraph.  Any payments required hereunder shall be payable in monthly installments and shall commence within thirty (30) days from the date Executive is determined to be Disabled.

(c)           In the event of Executive’s death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary as defined in Paragraph 3(a) at the rate in effect at the time Executive’s death in accordance with regular payroll practices for the remaining term of the Agreement, and the Employer will continue to provide   medical, dental, and other benefits normally provided for an Executive’s family for such remaining term.

7.TERMINATION FOR CAUSE

The term “Termination for Cause” shall mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Employer. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Boards of Directors of the Company and the Bank at a meeting of said Boards called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Boards) finding that in the good faith opinion of the Boards, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any unexercised stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 8 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

8.	NOTICE

(a)           Any purported termination by the Employer or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)           “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

(c)           If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Employer will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement, provided such dispute is resolved within nine months after the Date of Termination specified in the Notice or Termination; notwithstanding the foregoing no compensation or benefits shall be paid to Executive in the event the Executive is Terminated for Cause. In the event that such Termination for Cause is found to have been wrongful or such dispute is otherwise decided in Executive’s favor, the Executive shall be entitled to receive all compensation and benefits which accrued for up to a period of nine months after the Termination of Cause.  If such dispute is not resolved within such nine-month period, the Employer shall not be obligated, upon final resolution of such dispute, to pay Executive compensation and other payments accruing more than nine months from the Date of the Termination specified in the Notice of Termination.  Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9.	POST-TERMINATION OBLIGATIONS

(a)           All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section 9 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

(b)           Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10	NON-COMPETITION

(a)           Upon any termination of Executive’s employment hereunder pursuant to Section 4(c) hereof, Executive agrees not to compete with the Bank and/or the Company for a period of one (1) year following such termination in any city, town or county in which the Bank and/or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board.  Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company. The parties hereto, recognizing that irreparable injury will result to the Bank and/or the Company, its business and property in the event of Executive’s breach of this Subsection 10(a) agree that in the event of any such breach by Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive.  Nothing herein will be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Executive.

(b)           Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Employer and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Employer. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Employer or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Employer, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available. In the event of a breach or threatened breach by the Executive of the Provisions of this Section 10, the Employer will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Employer or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will he construed as prohibiting the Employer from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

11.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

12.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

(a)           This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Employer or any predecessor of the Employer and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

(b)           In the event that the provisions of this Agreement are in conflict with the provisions of the Bank’s or the Company’s stock option plan, nonqualified deferred compensation plan, or recognition and retention plan (or any such restricted stock plan in effect) in which Executive participates, this Agreement shall govern; provided further, however, that this Agreement shall not supercede provisions that specifically received prior approval by vote of shareholders of the Company.

13.	NO ATTACHMENT

(a)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall he null, void, and of no effect.

(b)           This Agreement shall be binding upon, and inure to the benefit of, Executive and the Employer and their respective successors and assigns.

14. MODIFICATION AND WAIVER

(a)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.	REQUIRED PROVISIONS

(a)           The Employer may terminate the Executive’s employment at any time, but any termination by the Employer, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 7 hereinabove.

(b)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g) (12 U.S.C. §1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, or if the Executive is suspended from the practice of law the Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, or if the Executive’s suspension to practice is reversed, the Employer may in its discretion (i) pay the Executive all or part of the compensation withheld while their Agreement obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)           If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(c) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform Recovery and Enforcement Act of 1989, or if the Executive is disbarred from the practice of law, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Employer is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, all obligations of the Employer under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           All obligations of the Employer under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the institution, (i) by the Federal Deposit Insurance Corporation (“FDIC”), at the time FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) (12) U.S.C. §1823(e)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989; or (ii) when the Employer is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)           Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

16.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York, but only to the extent not superseded by federal law.

19.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.	PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Employer, provided that the dispute or interpretation has been settled by Executive and the Employer or resolved in the Executive’s favor, and that such reimbursement shall occur no later than two and one-half months after the calendar year in which the dispute is settled or resolved in Executive’s favor.

21.	INDEMNIFICATION

The Employer shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Employer (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Boards of Directors of the Employer). If such action, suit or proceeding is brought against Executive in his capacity as an officer of the Employer, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties. No Indemnification shall be paid that would violate 12 U.S.C. §1828(k) or any regulations promulgated thereunder.

22.	SUCCESSOR TO THE EMPLOYER

The Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all, or substantially all, the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Employer’s obligations under this Agreement, in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place.

SIGNATURES

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer, and Executive has signed this Agreement on the day and date first above written.

PATHFINDER BANK

12/23/08		/s/ Thomas W. Schneider
Date		Thomas W. Schneider President and CEO

PATHFINDER BANCORP, INC.

12/23/08		/s/ Thomas W. Schneider
Date		Thomas W. Schneider President and CEO

EXECUTIVE

12/23/08	By:	/s/ Edward A. Mervine
Date		Edward A. Mervine